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                                                                   EXHIBIT 10.25

                              EMPLOYMENT AGREEMENT

         THE PARTIES to this Agreement made this 25th day of February, 1995, are CRYSTAL MOUNTAIN, INC., a Washington corporation ("Crystal"), and PETER GILLIS of Crystal Mountain, Washington ("Gillis"), its Vice President.

         The parties agree as follows:

         1. Position. Gillis continues to be retained by Crystal to serve as its Vice President. At Gillis's option, his services may be provided through a corporation of which he is the sole shareholder. His powers and duties as vice president shall be generally as set forth in the Bylaws and specifically as shall be provided by the Board of Directors from time to time.

         2. Term. This Agreement shall be effective October 1, 1994, through September 30, 1997, or until terminated by either party upon giving the other party ten (10) days' written notice.

                 Except as provided below, there shall be no severance pay in the event the termination is for any of the following reasons:

                 A.       Voluntary termination by Gillis; or

                 B. The Board of Directors terminates Gillis for cause. For purposes of this Agreement, "cause" means conviction of a felony, knowing action or inaction by Gillis which significantly, adversely affects Crystal's financial condition, or any knowing action of inaction by Gillis which significantly, objectively, and adversely harms Crystal's operations or reputation in the community.

         3. Compensation. Gillis shall be compensated at a rate to be established annually on or before October 1 of each year.

                 A Deferred Compensation Agreement ("Plan") has also been arranged with regard to such compensation and such other amount(s) as are identified by the Board of Directors as subject to the Plan.

         4. Severance Pay. In the event that Gillis's employment is terminated because of the following reasons, severance pay will be paid as described below:

                 A. In the event of voluntary termination by the Board of Directors, for reasons other than cause, Gillis shall receive severance pay equal to six (6) months' base salary (calculated without taking bonus payments into account, if any) payable in equal monthly installments over a period of six (6) months.
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                 B.       In the event of sale, merger, transfer of assets, or
other similar event which results in termination of Gillis's employment, Gillis shall receive severance pay equal to his base salary (calculated without taking bonus payments into account, if any) payable in equal monthly installments over the remaining period of the unexpired term of this Agreement, as set forth in Section 2.

         5.      Benefits.

                 A. Housing. In view of the remote location of Crystal's business premises, as a condition of Gillis's employment Crystal agrees to provide (at no cost to Gillis), and Gillis is required to accept, suitable housing at Crystal Mountain, which shall include all utilities and maintenance.

                 B. Transportation. Gillis shall be provided with a reimbursement allowance for use of his car for business use, as needed to perform services hereunder. In the future, at the discretion of Crystal, Gillis may be provided with a company car for his business use.

                 C. Insurance. Gillis shall be provided with health and life insurance under the company plan.

                 D. Vacation and Sick Leave. Gillis will be granted reasonable vacation time and sick leave.

                 E. Business Expense. Gillis shall be reimbursed for all reasonable business expenses incurred on behalf of Crystal.

                 F. Other Benefits. Gillis will be a participant in all other benefits normally provided to Crystal's full- time employees, subject to any eligibility requirements regularly applicable to such benefit programs.

         6. Applicable Law. This contract and all rights hereunder shall be governed by the applicable laws of the State of Washington.

         7. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and may not be modified except upon the written agreement of the parties hereto.

                                        CRYSTAL MOUNTAIN, INC.

/s/ Peter Gillis                        /s/ Robert E. Carlson
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PETER GILLIS                            Robert E. Carlson
                                        Chairman, Board of Directors